[Chisholm, Bierwolf & Nilson, LLC letterhead]


Exhibit 23.1


The Board of Directors
eWorldMedia Holdings, Inc.

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Incorporation of Documents by Reference" in this Registration Statement on Form 10-KSB/A.


/s/  CHISHOLM, BIERWOLF & NILSON, LLC


Salt Lake City, Utah
April 19, 2004